EXHIBIT 99.1

ESTERLINE TECHNOLOGIES CORPORATION

Quarterly Reclassification of Fiscal Year 2014 for Discontinued Operations

Consolidated Statement of Operations

In Thousands, Except Per Share Amounts

Quarterly Data is unaudited

	First	Second	Third	Fourth	FY14
Net Sales	$485,940	$510,861	$506,309	$548,059	$2,051,169
Cost of Sales	315,205	331,636	329,222	354,482	1,330,545

	170,735	179,225	177,087	193,577	720,624
Expenses
Selling, general & administrative	89,132	92,035	88,884	94,208	364,259
Research, development & engineering	25,646	25,536	24,259	23,460	98,901
Restructuring charges	4,796	2,078	3,405	3,363	13,642

Total Expenses	119,574	119,649	116,548	121,031	476,802

Operating Earnings from Continuing Operations	51,161	59,576	60,539	72,546	243,822
Interest Income	(119)	(136)	(145)	(155)	(555)
Interest Expense	8,625	8,434	7,865	8,086	33,010
Loss on Extinguishment of Debt	—	—	533	—	533

Earnings from Continuing Operations Before Income Taxes	42,655	51,278	52,286	64,615	210,834
Income Tax Expense	8,626	10,386	12,403	12,859	44,274

Earnings from Continuing Operations Including Noncontrolling Interests	34,029	40,892	39,883	51,756	166,560
Earnings Attributable to Noncontrolling Interests	(86)	(297)	(46)	(124)	(553)

Earnings from Continuing Operations Attributable to Esterline, Net of Tax	33,943	40,595	39,837	51,632	166,007
Loss from Discontinued Operations Attributable to Esterline, Net of Tax	(3,865)	(3,691)	(929)	(55,104)	(63,589)

Net Earnings Attributable to Esterline	$30,078	$36,904	$38,908	$(3,472)	$102,418

Earnings (Loss) Per Share Attributable to Esterline – Basic:
Continuing Operations	$1.07	$1.28	$1.25	$1.62	$5.22
Discontinued Operations	(0.12)	(0.12)	(0.03)	(1.73)	(2.00)

Earnings (Loss) Per Share Attributable to Esterline – Basic	$0.95	$1.16	$1.22	$(0.11)	$3.22

Earnings (Loss) Per Share Attributable to Esterline – Diluted:
Continuing Operations(1)	$1.05	$1.25	$1.22	$1.62	$5.12
Discontinued Operations(1)	(0.12)	(0.11)	(0.03)	(1.73)	(1.96)

Earnings (Loss) Per Share Attributable to Esterline – Diluted(1)	$0.93	$1.14	$1.19	$(0.11)	$3.16

Segment Information
Sales
Avionics & Controls	$193,890	$184,616	$192,860	$217,170	$788,536
Sensors & Systems	181,774	205,111	192,246	192,238	771,369
Advanced Materials	110,276	121,134	121,203	138,651	491,264

	$485,940	$510,861	$506,309	$548,059	$2,051,169

Earnings from Continuing Operations
Avionics & Controls	$27,740	$23,310	$30,902	$39,233	$121,185
Sensors & Systems	20,632	23,124	18,055	24,290	86,101
Advanced Materials	18,008	30,179	27,724	28,922	104,833

Segment Earnings	66,380	76,613	76,681	92,445	312,119
Corporate expense	(15,219)	(17,037)	(16,142)	(19,899)	(68,297)
Interest income	119	136	145	155	555
Interest expense	(8,625)	(8,434)	(7,865)	(8,086)	(33,010)
Loss on extinguishment of debt	—	—	(533)	—	(533)

	$42,655	$51,278	$52,286	$64,615	$210,834

(1)	The sum of the quarterly per share amounts may not equal per share amounts reported for year-to-date periods. This is due to changes in the number of weighted average shares outstanding and the effects of rounding for each period.